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                                  EXHIBIT 2.3
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                             Paxson Communications
                                  Corporation

December 5, 1994


Sandino Telecasters, Inc.
9229 Utica Avenue
Rancho Cucamonga, CA 91730

Gentlemen:

We have this date entered into an agreement whereby Paxson Communications Corp. has agreed to purchase KZKI-TV, San Bernadino, CA from Sandino Telecasters, Inc. In the event that with respect to the assignment of the FCC licenses from Sandino to Paxson a petition to deny such transfer or informal objection is filed with the FCC which challenges the qualifications of Paxson, as buyer, to hold such licenses this letter evidences Paxson's agreement with you to reimburse Sandino for the reasonable attorney's fees and out-of-pocket expenses incurred by Sandino in connection with such a challenge.

This letter agreement is not governed by the merger or integration provision of
Section 11.9 of the Asset Purchase Agreement.

PAXSON COMMUNICATIONS CORP.


By:      Lowell W. Paxson
         -------------------------
         Lowell W. Paxson
         Chairman and CEO


Accepted:

Sandino Telecasters, Inc.


By:      Jose Oti
         -------------------------
         Its President